Exhibit 99.1

NEWS RELEASE

Southcross Energy             1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Reports Adjusted EBITDA of $23.6 million and Common Unit
Distribution Coverage of Approximately 1.1 times in Third Quarter 2015

DALLAS, Texas, November 6, 2015 - Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross” or the “Partnership”) today announced third quarter 2015 financial and operating results.
Highlights

•	Reported Adjusted EBITDA of $23.6 million, an increase of 26 percent over last quarter

•	Increased distributable cash flow to $12.7 million, up from $8.6 million in the second quarter of 2015

•	Achieved cash distribution coverage of approximately 1.1 times on common units

•
Increased average processed gas volumes during the third quarter to 441 MMcf/d, an increase of 6 percent over second quarter 2015 volumes and in-line with first quarter 2015 average processed gas volumes

•	Completed our multi-quarter strategic initiative to fully integrate and connect our Eagle Ford processing and fractionation assets

CEO Commentary

“Our results for the third quarter reflect the focus of the Southcross team on operational and commercial execution and the benefit of our fully integrated system of assets which we have built out over the past few quarters,” said John Bonn, President and Chief Executive Officer of Southcross’ general partner. “While I am pleased with our results this quarter, we are focused today on best positioning Southcross for continued success through the current challenging commodity price environment. Southcross has an experienced management team, a well-positioned system of assets, a strong producer customer-base and unwavering sponsor support. Leveraging these strengths together with disciplined cost management while maintaining our commitment to our core values of safety, customer service, integrity, teamwork and accountability will position us to continue to drive improved financial and operational performance for our unitholders.”

Third Quarter Results

Southcross’ Adjusted EBITDA (as defined below) was $23.6 million for the quarter ended September 30, 2015, compared to $11.1 million for the same period in the prior year, and $18.7 million for the quarter ended June 30, 2015. Adjusted EBITDA for the third quarter was higher than the prior quarter due primarily to the benefit of a full quarter of results from the May 2015 drop-down, higher average processed gas volumes, a $0.5 million distribution from the T2 joint venture and the benefit of initiatives to reduce operating and general and administrative expenses.

Gross operating margin (as defined below) totaled $46.2 million for the quarter ended September 30, 2015, compared to $32.1 million for the same period in the prior year, and $42.6 million for the quarter ended June 30, 2015. Net loss was $9.7 million for the quarter ended September 30, 2015, compared to net loss of $26.0 million for the same period in the prior year and net loss of $15.5 million for the quarter ended June 30, 2015.

Processed gas volumes during the quarter averaged 441 MMcf/d, an increase of 39 percent compared to 317 MMcf/d for the same period in the prior year, an increase of 6 percent compared to volumes of 415 MMcf/d for the quarter ended June 30, 2015, and in-line with volumes of 448 MMcf/d for the quarter ended March 31, 2015. The increase in processed gas volumes on a sequential-quarter basis was primarily due to a recovery of processed gas volumes from customers who experienced temporary operating issues during the second quarter.

Capital Expenditures

For the quarter ended September 30, 2015, growth capital expenditures were $25.6 million and were largely attributable to the completion of certain pipelines to interconnect the South Texas processing and fractionation complex and other expansion and improvement projects, primarily in Southcross’ South Texas assets. Southcross expects that growth capital expenditures incurred for the full year 2015 will be between $70.0 million and $80.0 million, consistent with prior guidance. Year to date growth capital expenditures of $85.0 million includes approximately $15.1 million incurred prior to January 1, 2015.

Capital and Liquidity

As of September 30, 2015, Southcross had total outstanding debt of $577.5 million, including $135 million under its revolving credit facility. Based on the terms of its credit facilities, as amended on May 7, 2015, Southcross’ total leverage ratio (as generally defined as debt divided by credit agreement EBITDA) was 5.75 to 1 as of September 30, 2015, which included the benefit of a $5.3 million equity cure in order to meet the leverage covenant requirement. The cure is expected to be funded by utilizing a portion of the available non-cash equity cure credit amount per the terms of the credit agreement.

Cash Distributions and Distributable Cash Flow

On October 28, 2015, Southcross announced that it would pay on November 13, 2015 to all common unitholders of record on November 9, 2015, a cash distribution of $0.40 per common unit for the quarter ended September 30, 2015 and also announced that it would pay to all Class B Convertible unitholders of record on November 9, 2015 a distribution of $0.3257 per unit, paid in-kind in the form of additional Class B Convertible units. The Partnership will not pay distributions on its subordinated units for the third quarter of 2015.

Distributable cash flow (as defined below) for the quarter ended September 30, 2015 was $12.7 million, compared to $5.8 million for the same period in the prior year. Distributable cash flow for the quarter ended September 30, 2015 corresponds to distribution coverage of approximately 1.1 times on common units.

Recent Developments

On October 21, 2015, Southcross Holdings LP (“Southcross Holdings”) announced that it recently placed in service the second of two natural gas liquids (NGL) fractionation trains at the Robstown fractionator (“Robstown”) near Corpus Christi, Texas, which brings Robstown’s total capacity to 63,000 Bbls/d. Southcross Holdings owns 100 percent of Southcross Energy Partners GP, LLC which is the general partner of Southcross, limited partner interests in Southcross and multiple Eagle Ford based midstream assets. The completion of Robstown, together with the existing Southcross fractionation assets, provides Southcross with sufficient capacity to meet its current and projected growth needs for Y-grade produced from its existing natural gas processing complex.

Also on October 21, 2015, the Partnership announced the completion of a Y-grade pipeline connecting its Gregory processing facility to the Bonnie View fractionator (“Bonnie View”) and Robstown. All three of the Southcross South Texas processing facilities are now interconnected which provides enhanced reliability and flexibility for our customers. Additionally, having the processing plants connected to both Bonnie View and Robstown provides us greater flexibility to maximize NGL recoveries and deliver products to our downstream customers.

The completion of the second train at Robstown and the Y-grade pipeline are important milestones in the development of a fully integrated processing and fractionation complex. This is a key component of the Southcross Advantage, providing enhanced operational efficiency and reliability that benefits both Southcross and its customers.
Updated Financial Guidance
Southcross expects its Adjusted EBITDA for the fourth quarter of 2015 will be between $23.0 million and $25.0 million. This reflects the fact that the third quarter results included the benefit of a $0.5 million distribution from its T2 joint venture, potentially offset by anticipated seasonally lower operating expenses in the fourth quarter.
This guidance sets forth management’s estimates based on current and anticipated market conditions and other factors. While we believe that these estimates and assumptions are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those that we anticipate, as set forth under “Forward-Looking Statements.”
Conference Call Information

Southcross will hold a conference call on Friday, November 6, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its third quarter 2015 financial and operating results. The call can be accessed live over the telephone by dialing (877) 705-6003 or, for international callers, (201) 493-6725. The replay of the call will be available shortly after the call and can be accessed by dialing (877) 870-5176 or, for international callers, (858) 384-5517. The passcode for the replay is 13623122. The replay of the call will be available for approximately two weeks following the call.

Interested parties may also listen to a simultaneous webcast of the call on Southcross’ website at www.southcrossenergy.com under the “Investors” section. A replay of the webcast will also be available for approximately two weeks following the call.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership based in Dallas, Texas that provides natural gas gathering, compression, treating, processing and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation facilities and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford Shale region. Visit www.southcrossenergy.com for more information.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include: growth capital expenditures for the full year 2015, any equity cure under debt arrangements, the making of any distributions, and expectations regarding Adjusted EBITDA. Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual Report on Form 10-K filed with the

SEC on March 6, 2015, as updated in its Current Report on Form 8-K filed with the SEC on August 20, 2015, and in other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States, or GAAP. We also present the non-GAAP financial measures of Adjusted EBITDA, gross operating margin and distributable cash flow.

We define Adjusted EBITDA as net income/loss, plus interest expense, income tax expense, depreciation and amortization expense, equity in losses of joint venture investments, certain non-cash charges (such as non-cash unit-based compensation, impairments, loss on extinguishment of debt and unrealized losses on derivative contracts), major litigation costs net of recoveries, transaction-related costs, revenue deferral adjustment, loss on sale of assets and selected charges that are unusual or non-recurring; less interest income, income tax benefit, unrealized gains on derivative contracts, equity in earnings of joint venture investments and selected gains that are unusual or non-recurring. Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

Adjusted EBITDA is used as a supplemental measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions; operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on investment opportunities.

We define gross operating margin as the sum of revenues less the cost of natural gas and NGLs sold. For our fixed-fee contracts, we record the fee as revenue and there is no offsetting cost of natural gas and NGLs sold. For our fixed-spread and commodity-sensitive arrangements, we record as revenue all of our proceeds from the sale of the natural gas and NGLs and record as an expense the associated cost of natural gas and NGLs sold.

We define distributable cash flow as Adjusted EBITDA, plus interest income and income tax benefit, less cash paid for interest (net of capitalized costs), income tax expense and maintenance capital expenditures. We use distributable cash flow to analyze our performance and liquidity. Distributable cash flow does not reflect changes in working capital balances. Distributable cash flow is used to assess the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition, results of operations and cash flows from operations. Reconciliations of Adjusted EBITDA, gross operating margin and distributable cash flow to their most directly comparable GAAP measure are included in this press release. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool because each excludes some but not all items that affect the most directly comparable GAAP financial measure. You should not consider any of Adjusted EBITDA, gross operating margin or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, gross operating margin and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

###

Contact:
Southcross Energy Partners, L.P.
David Lawrence, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Revenues	$147,114	$206,388	$471,735	$615,042
Revenues - affiliates	32,455	6,290	60,993	6,290
Total revenues	179,569	212,678	532,728	621,332

Expenses:
Cost of natural gas and liquids sold	133,401	180,562	399,111	535,791
Operations and maintenance	19,139	18,097	61,528	40,702
Depreciation and amortization	17,853	12,701	52,456	30,207
General and administrative	6,803	15,085	23,612	27,881
Impairment of assets	—	1,556	193	1,556
Loss (gain) on sale of assets, net	(33)	334	146	292
Total expenses	177,163	228,335	537,046	636,429

Income (loss) from operations	2,406	(15,657)	(4,318)	(15,097)
Other expense:
Equity in losses of joint venture investments	(3,567)	(3,308)	(10,722)	(3,308)
Interest expense	(8,688)	(4,596)	(24,087)	(9,340)
Loss on extinguishment of debt	—	(2,316)	—	(2,316)
Other expense	—	(86)	—	(86)
Total other expense	(12,255)	(10,306)	(34,809)	(15,050)
Loss before income tax benefit (expense)	(9,849)	(25,963)	(39,127)	(30,147)
Income tax benefit (expense)	190	(69)	113	(133)
Net loss	$(9,659)	$(26,032)	$(39,014)	$(30,280)
Series A Preferred unit fair value adjustment	—	424	—	(4,596)
Series A Preferred unit in-kind distribution	—	—	—	(534)
General partner unit in-kind distribution	(28)	(112)	(165)	(123)
Net loss attributable to Holdings	—	(1,254)	(4,258)	(1,254)
Net loss attributable to partners	$(9,687)	$(24,466)	$(34,921)	$(34,279)

Earnings per unit and distributions declared
Net loss allocated to limited partner common units	$(4,799)	$(11,156)	$(16,711)	$(19,084)
Weighted average number of limited partner common units outstanding	28,372	22,926	26,234	20,911
Basic and diluted loss per common unit	$(0.17)	$(0.49)	$(0.64)	$(0.91)

Net loss allocated to limited partner subordinated units	$(2,065)	$(6,009)	$(7,777)	$(7,795)
Weighted average number of limited partner subordinated units outstanding	12,214	12,214	12,214	12,214
Basic and diluted loss per subordinated unit	$(0.17)	$(0.49)	$(0.64)	$(0.64)
Distributions declared per common unit	$0.40	$0.40	$1.20	$1.20

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for unit data)
(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,651	$1,649
Trade accounts receivable	43,765	74,086
Accounts receivable - affiliates	32,662	11,325
Prepaid expenses	4,238	3,073
Other current assets	3,174	1,813
Total current assets	85,490	91,946

Property, plant and equipment, net	1,074,664	1,058,570
Intangible assets, net	1,469	1,511
Investments in joint ventures	139,973	147,098
Other assets	27,159	17,189
Total assets	$1,328,755	$1,316,314

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$83,701	$116,842
Accounts payable - affiliates	5,258	12,856
Current portion of long-term debt	4,500	4,500
Other current liabilities	12,238	12,773
Total current liabilities	105,697	146,971

Long-term debt	573,007	471,129
Other non-current liabilities	3,785	1,110
Total liabilities	682,489	619,210

Commitments and contingencies

Partners' capital:
Common units (28,418,156 and 23,800,943 units outstanding as of September 30, 2015 and December 31, 2014, respectively)	287,761	259,735
Class B Convertible units (15,684,512 and 14,889,078 units issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	304,930	298,833
Subordinated units (12,213,713 units issued and outstanding as of September 30, 2015 and December 31, 2014)	41,291	48,831
General partner interest	12,284	12,385
Southcross Holdings' equity in contributed subsidiaries	—	77,320
Total partners' capital	646,266	697,104
Total liabilities and partners' capital	$1,328,755	$1,316,314

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(39,014)	$(30,280)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	52,456	30,207
Unit-based compensation	3,513	10,837
Amortization of deferred financing costs	2,615	3,596
Loss on sale of assets, net	146	292
Unrealized loss on financial instruments	289	539
Equity in losses of joint venture investments	10,722	3,308
Distribution from joint venture investment	500	—
Impairment of assets	193	1,556
Other, net	(69)	81
Changes in operating assets and liabilities:
Trade accounts receivable, including affiliates	5,613	(10,517)
Prepaid expenses and other current assets	(1,516)	(1,066)
Other non-current assets	77	(34)
Accounts payable and accrued liabilities	(14,180)	10,043
Other liabilities, including affiliates	3,163	2,343
Net cash provided by operating activities	24,508	20,905
Cash flows from investing activities:
Capital expenditures	(93,946)	(103,370)
Expenditures for assets subject to property damage claims, net of insurance proceeds and deductibles	(2,482)	(796)
Proceeds from sales of assets	4,693	1,758
Investment contribution to joint venture investments	(2,474)	(105)
Consideration paid for Holdings' drop-down acquisition	(15,000)	—
TexStar Rich Gas System acquisition from affiliate	—	(79,955)
Other acquisitions	—	(38,636)
Net cash used in investing activities	(109,209)	(221,104)
Cash flows from financing activities:
Proceeds from issuance of common units, net	—	144,671
Borrowings under our credit facility	136,000	184,000
Borrowings under our term loan agreement	—	450,000
Repayments under our credit facility	(31,000)	(442,300)
Repayments under our term loan agreement	(3,375)	(1,125)
Payments on capital lease obligations	(406)	(454)
Financing costs	(685)	(17,716)
Contributions from general partner	1,301	9,967
Payments of distributions and distribution equivalent rights	(35,088)	(42,711)
Expenses paid by Holdings on behalf of Valley Wells' assets	17,858	17,872
Assumption and repayment of debt in TexStar Rich Gas System Transaction	—	(100,000)
Valley Wells operating expense cap adjustment	518	—
Other, net	(420)	(3,532)
Net cash provided by financing activities	84,703	198,672

Net increase (decrease) in cash and cash equivalents	2	(1,527)
Cash and cash equivalents — Beginning of period	1,649	3,349
Cash and cash equivalents — End of period	$1,651	$1,822

SOUTHCROSS ENERGY PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATIONAL DATA
(In thousands, except for operating data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Financial data:
Adjusted EBITDA	$23,573	$11,102	$58,991	$33,766
Gross operating margin	46,168	32,116	133,617	85,541

Maintenance capital expenditures	3,351	1,309	8,968	4,047
Growth capital expenditures	25,636	28,693	84,978	99,323

Distributable cash flow	12,662	5,762	28,818	21,753
Cash distributions declared	11,826	9,933	33,546	38,270

Operating data:
Average throughput volumes of natural gas (MMcf/d) (1)(2)	940	776	976	736
Average volume of processed gas (MMcf/d) (2)	441	317	432	253
Average volume of NGLs produced (Bbls/d)	43,541	25,755	42,031	18,353
Average volume of NGLs fractionated (Bbls/d)	8,229	20,082	13,577	16,967

Realized prices on natural gas volumes ($/MMcf) (2)	$3.61	$4.71	$3.07	$5.29
Realized prices on NGL volumes ($/gal)	0.34	0.81	0.38	0.87

(1) Average throughput volumes of natural gas per day include sales, transportation, fuel and shrink volumes.
(2) Prior to this quarter, we presented average throughput volumes of natural gas and average volume of processed gas in MMBtu instead of MMcf.

SOUTHCROSS ENERGY PARTNERS, L.P.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015		2014
Reconciliation of gross operating margin to net loss:
Gross operating margin	$46,168	$32,116	$133,617		$85,541
Add (Deduct):
Income tax benefit (expense)	190	(69)	113		(133)
Equity in losses of joint venture investments	(3,567)	(3,308)	(10,722)		(3,308)
Interest expense	(8,688)	(4,596)	(24,087)		(9,340)
Loss on extinguishment of debt	—	(2,316)	—		(2,316)
Other expense	—	(86)	—		(86)
Loss (gain) on sale of assets, net	33	(334)	(146)		(292)
General and administrative	(6,803)	(15,085)	(23,612)		(27,881)
Impairment of assets	—	(1,556)	(193)		(1,556)
Depreciation and amortization	(17,853)	(12,701)	(52,456)		(30,207)
Operations and maintenance	(19,139)	(18,097)	(61,528)		(40,702)
Net loss	$(9,659)	$(26,032)	$(39,014)		$(30,280)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015		2014
Reconciliation of net loss to Adjusted EBITDA and distributable cash flow:
Net loss	$(9,659)	$(26,032)	$(39,014)		$(30,280)
Add (deduct):
Depreciation and amortization	$17,853	$12,701	$52,456		$30,207
Interest expense	8,688	4,596	24,087		9,340
Loss on extinguishment of debt	—	2,316	—		2,316
Income tax (benefit) expense	(190)	69	(113)		133
Unrealized loss (gain) on commodity swaps	(15)	207	(126)		338
Loss (gain) on sale of assets, net	(33)	334	146		292
Revenue deferral adjustment	754	444	2,262		2,070
Unit-based compensation	1,038	609	3,513		2,220
Major litigation costs, net of recoveries	18	488	509		1,391
Transaction-related costs	613	10,506	1,785		10,813
Equity in losses of joint venture investments	3,567	3,308	10,722		3,308
Severance expense	—	—	734		—
Valley Wells' operating expense cap adjustment	505	—	1,023		—
Impairment of assets	—	1,556	193		1,556
Other, net	434	—	814	(1)	62
Adjusted EBITDA	$23,573	$11,102	$58,991		$33,766
Cash interest, net of capitalized costs	(7,750)	(3,962)	(21,317)		(7,833)
Income tax benefit (expense)	190	(69)	112		(133)
Maintenance capital expenditures	(3,351)	(1,309)	(8,968)		(4,047)
Distributable cash flow	$12,662	$5,762	$28,818		$21,753

(1) This amount includes an immaterial amount related to the effects of presenting our financial results on an as-if pooled basis (in connection with the May 2015 drop-down acquisition).

SOUTHCROSS ENERGY PARTNERS, L.P.
FOURTH QUARTER 2015 ADJUSTED EBITDA GUIDANCE
RECONCILIATION TO NET LOSS
(In thousands)
(Unaudited)

FOURTH QUARTER 2015:	Low	High

Net loss	$(8,150)	$(6,150)
Add:
Depreciation and amortization	17,800	17,800
Interest expense	8,000	8,000
Income tax expense	50	50
Unit-based compensation	1,300	1,300
Equity in losses of joint venture investments	4,000	4,000
Adjusted EBITDA	$23,000	$25,000